EXHIBIT 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
REMARK MEDIA, INC.
REMARK MEDIA, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.    The name of the Corporation is Remark Media, Inc. The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on December 23, 2014.
2.    Article IX of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
Article IX:    Reserved.
3.    This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the directors and stockholders of the Corporation.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 11th day of January, 2016.

REMARK MEDIA, INC.

By:	/s/ Douglas Osrow
	Name:	Douglas Osrow
	Title:	Chief Financial Officer